Exhibit 99.1

Investor Contact:	Alex Lewis
877-784-7167
NEWS RELEASE
Media Contact:	Debbie Atkins
864-597-8361

DENNY’S CORPORATION REPORTS SECOND QUARTER 2006 RESULTS

SPARTANBURG, S.C., July 27, 2006 - Denny’s Corporation (Nasdaq: DENN) today reported results for its second quarter ended June 28, 2006.

Second Quarter Summary

•	Same-store sales decreased 0.4% at company units and increased 1.4% at franchised units
•	Total operating revenue decreased $3.1 million to $243.5 million
•	Operating income increased $1.3 million to $17.2 million
•	Net income decreased $0.2 million to $1.9 million, or $0.02 per share
•	6 real estate assets divested for cash proceeds of $8.6 million

Nelson Marchioli, President and Chief Executive Officer, stated, “Our second quarter results were impacted by pressures on our consumer demographic from rising gas prices and interest rates that contributed to softer than anticipated sales. Given the tightened consumer spending environment, we will seek to capitalize on Denny’s strong value proposition during the second half of the year with marketing programs that reinforce Denny’s value message while continuing to highlight our attractive new menu offerings. Our new Super Slam breakfasts, which are an excellent value at $5.99, were launched in late June and are proving to be especially popular.

“Despite the challenging sales environment, we remain committed to our three core objectives: increasing sales and margins in our restaurants, building our infrastructure and pipeline for new restaurant development and increasing cash generation in order to strengthen our balance sheet. As we execute on these objectives, we are confident in our ability to improve Denny’s financial performance and enhance shareholder value over the long term,” Marchioli concluded.

Second Quarter Results

For the second quarter of 2006, Denny’s reported total operating revenue of $243.5 million, compared with $246.6 million in the prior year quarter. Company restaurant sales decreased $3.0 million to $221.0 million due to a 0.4% decrease in company same-store sales and a five-unit decline in company-owned restaurants since the second quarter of last year. Franchise revenue decreased slightly to $22.5 million as a 17-unit decline in franchised restaurants offset a 1.4% increase in same-store sales at franchised restaurants.

Company restaurant operating margin (as a percentage of company restaurant sales) for the second quarter was 11.6% compared with 13.5% for the same period last year. Product costs for the second quarter improved by 0.4 percentage points compared with last year, due primarily to lower commodity costs and a 4.0% increase in average guest check. Payroll and occupancy costs were in line with the prior year. While these fundamental restaurant expenses improved modestly during the quarter, the decline in operating margin resulted primarily from an increase in other operating costs of $4.5 million, or 2.2 percentage points, over the prior year period. Within other operating costs, rising utility rates for both natural gas and electricity accounted for $1.0 million, or 0.5 percentage points, of the increase. In addition, higher legal settlement charges in the quarter accounted for another $2.0 million, or 0.9 percentage points, as we increased our legal reserves in response to certain developing cases. Lastly, supplemental restaurant income declined $0.7 million compared with the prior year period, due to a scheduled reduction in coin-operated game machines in our restaurants.

General and administrative expenses for the second quarter decreased $0.6 million from the same period last year due primarily to lower stock-based compensation as well as lower corporate incentive compensation.

Operating income for the second quarter increased 8.2%, or $1.3 million, compared with the prior year, due primarily to a $6.2 million increase in gains on the sale of assets. Partially offsetting the higher gains was a $1.1 million increase in restructuring charges and exit costs, attributable primarily to $0.9 million in severance related costs.

Interest expense for the second quarter increased $1.2 million to $14.8 million due to higher interest rates on the variable-rate portions of our debt compared with the prior year period.

Net income for the second quarter was $1.9 million, or $0.02 per common share, a decrease of $0.2 million compared with prior year net income of $2.1 million, or $0.02 per common share.

Prospective Real Estate Sales

Denny’s previously announced its intention to sell the real estate assets it owns but leases to franchisee operators in order to strengthen its balance sheet. At the end of the second quarter, there were 84 properties, including two company locations, in the prospective pool of asset sales. On July 17, Denny’s received amendments to its credit agreements allowing for the sale of these 84 properties. The net cash proceeds resulting from the potential sale of these properties will be applied to reduce outstanding indebtedness under Denny’s credit facility.

Denny’s initial sales efforts began with the franchisees that operate the respective restaurant properties. The first of these agreements closed in late June, with an additional two properties sold in July for gross proceeds of approximately $2.4 million. In addition to further sales directly to franchisees, discussions have been held with various third parties that have expressed an interest in purchasing a portion of these properties and the associated lease income.

Mark Wolfinger, Chief Financial Officer, stated, “Our focus on strengthening our balance sheet and enhancing cash generation is supported through targeted asset sales and strict allocation of capital expenditures. The execution of our real estate sale plans is underway, marked by the divestiture of 13 surplus and operating properties through July for proceeds of approximately $14 million. While we would like to complete this sale process promptly, there are logistical challenges involved in negotiating with more than 30 separate franchisees or with third party due diligence on this number of prospective tenants. Until we have definitive sale agreements on the properties, we cannot predict with certainty the timetable for completion. It is our hope that the majority of these properties will be sold within the next twelve months.”

Business Outlook

Management’s expectations for the second half and full year 2006 were revised based on the uncertainty of the current macroeconomic environment and the difficulty it presents when forecasting revenues. As stated in the company’s original fiscal 2006 guidance disclosure in February, Denny’s results will likely continue to be impacted by the volatility in gas prices and other energy costs. Within the ranges provided below for sales and revenues, the company expects to manage operating margins effectively. The amount and timing of asset sale gains during the second half of 2006 could cause significant variation in our earnings per share estimates.

The following financial guidance is based on year-to-date results and management expectations at this time.

	First Half	Second Half	Full Year
	2006	2006	2006
($ in millions)	Actual	Estimate	Estimate

Company Unit Same-Store Sales	2.1%	(1%) to 1%	0.5% to 1.5%
Franchise Unit Same-Store Sales	3.7%	(1%) to 1%	1.5% to 2.5%

Company Unit Openings	1	3	4
Franchise Unit Openings	7	15 to 17	22 to 24

Total Operating Revenue	$491	$484 to 494	$975 to 985

EBITDA (1)	$60	$55 to 60	$115 to 120
Stock-Based Compensation	$4	$4	$8
Other Adjustments	$(7)	$(3)	$(10)
Adjusted EBITDA (1)	$57	$56 to 61	$113 to 118

Asset Sale Gains (2)	$9	$5	$14

Basic Earnings per Share	$0.03	$(0.04) to 0.00	$(0.01) to 0.03

Cash Interest Expense	$26	$28 to 30	$54 to 56
Cash Capital Spending	$19	$23 to 25	$42 to 44

(1) Please refer to the attached EBITDA Reconciliation table.
(2) This estimate of asset sale gains includes only properties currently under contract.

Further Information

Denny’s will provide further commentary on the second quarter and the remainder of 2006 on its quarterly investor conference call today, Thursday, July 27, 2006 at 5:00 p.m. EST. Interested parties are invited to listen to a live broadcast of the conference call accessible through our website at www.dennys.com. On the front page of the website, follow the link to “Investor Relations.” Then select the “Webcast” icon under “Upcoming Events.” A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

Denny’s is America’s largest full-service family restaurant chain, consisting of 543 company-owned units and 1,023 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit our website referenced above.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, and “hopes”, variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Exhibit 99 contained in the Company’s Annual Report on Form 10-K for the year ended December 28, 2005 (and in the Company’s subsequent quarterly reports on Form 10-Q).

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarter	Quarter
	Ended	Ended
(In thousands, except per share amounts)	6/28/06	6/29/05

Revenue:
Company restaurant sales	$221,008	$223,994
Franchise and license revenue	22,483	22,581
Total operating revenue	243,491	246,575
Costs of company restaurant sales	195,314	193,845
Costs of franchise and license revenue	7,235	7,452
General and administrative expenses	15,590	16,151
Depreciation and amortization	14,120	13,769
Restructuring charges and exit costs, net	1,160	86
Impairment charges	-	265
Gains on disposition of assets and other, net	(7,098)	(865)
Total operating costs and expenses	226,321	230,703
Operating income	17,170	15,872
Other expenses:
Interest expense, net	14,847	13,664
Other nonoperating expense (income), net	138	(88)
Total other expenses, net	14,985	13,576
Income before income taxes	2,185	2,296
Provision for income taxes	331	227
Net income	$1,854	$2,069

Net income per share:
Basic	$0.02	$0.02
Diluted	$0.02	$0.02

Weighted average shares outstanding:
Basic	92,045	90,771
Diluted	97,741	97,835

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Two Quarters	Two Quarters
	Ended	Ended
(In thousands, except per share amounts)	6/28/06	6/29/05

Revenue:
Company restaurant sales	$446,030	$442,009
Franchise and license revenue	45,446	44,615
Total operating revenue	491,476	486,624
Costs of company restaurant sales	390,632	384,918
Costs of franchise and license revenue	14,448	14,461
General and administrative expenses	32,819	32,219
Depreciation and amortization	28,185	27,039
Restructuring charges and exit costs, net	1,881	2,360
Impairment charges	-	265
Gains on disposition of assets and other, net	(8,669)	(1,750)
Total operating costs and expenses	459,296	459,512
Operating income	32,180	27,112
Other expenses:
Interest expense, net	29,490	26,876
Other nonoperating income, net	(24)	(459)
Total other expenses, net	29,466	26,417
Income before income taxes and cumulative effect of change in accounting principle	2,714	695
Provision for income taxes	380	86
Net income before cumulative effect of change in accounting principle	2,334	609
Cumulative effect of change in accounting principle, net of tax	232	-
Net income	$2,566	$609

Net income per share:
Basic	$0.03	$0.01
Diluted	$0.03	$0.01

Weighted average shares outstanding:
Basic	91,915	90,495
Diluted	97,435	98,019

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	6/28/06	12/28/05

ASSETS
Current Assets
Cash and cash equivalents	$35,753	$28,236
Other	29,941	33,398
	65,694	61,634

Property, net	275,159	288,140
Goodwill	50,765	50,186
Intangible assets, net	69,266	71,664
Other assets	39,404	39,642
Total Assets	$500,288	$511,266

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Current maturities of notes and debentures	$1,880	$1,871
Current maturities of capital lease obligations	6,615	6,226
Accounts payable and other accrued liabilities	125,395	140,307
	133,890	148,404
Long-Term Liabilities
Notes and debentures, less current maturities	515,580	516,803
Capital lease obligations, less current maturities	26,997	28,862
Other	81,768	83,744
	624,345	629,409
Total Liabilities	758,235	777,813
Total Shareholders' Deficit	(257,947)	(266,547)
Total Liabilities and Shareholders' Deficit	$500,288	$511,266

Debt Balances

(In thousands)	6/28/06	12/28/05

First lien revolver loans	$-	$-
First lien term loans	221,628	222,752
Second lien term loans	120,000	120,000
Capital leases and other debt	34,444	36,010
Senior notes due 2012	175,000	175,000
Total Debt	$551,072	$553,762

DENNY’S CORPORATION
EBITDA and G&A Reconciliation
(Unaudited)

	Quarter	Quarter	Two Quarters	Two Quarters
EBITDA Reconciliation	Ended	Ended	Ended	Ended
(In millions)	6/28/06	6/29/05	6/28/06	6/29/05

Net income	$1.9	$2.1	$2.6	$0.6

Cumulative effect of change in accounting principle, net of tax	$-	$-	$(0.2)	$-
Provision for (benefit from) income taxes	$0.3	$0.2	$0.4	$0.1
Interest expense, net	$14.8	$13.7	$29.5	$26.9
Depreciation and amortization	$14.1	$13.8	$28.2	$27.0

EBITDA (1)	$31.2	$29.7	$60.4	$54.6

Restructuring charges and exit costs, net	$1.2	$0.1	$1.9	$2.4
Impairment charges	$-	$0.3	$-	$0.3
Gains on disposition of assets and other, net	$(7.1)	$(0.9)	$(8.7)	$(1.8)
Other nonoperating (income) expense, net	$0.1	$(0.1)	$(0.0)	$(0.5)
Other noncash charges	$(0.1)	$(0.2)	$(0.3)	$(0.3)
Stock-based incentive compensation (2)	$1.2	$2.0	$3.7	$4.7

Adjusted EBITDA (1)	$26.5	$31.0	$57.0	$59.4

	Quarter	Quarter	Two Quarters	Two Quarters
General and Administrative Reconciliation	Ended	Ended	Ended	Ended
(In millions)	6/28/06	6/29/05	6/28/06	6/29/05

Stock-based incentive compensation (2)	$1.2	$2.0	$3.7	$4.7
Other general and administrative expenses	$14.4	$14.2	$29.1	$27.5
Total general and administrative expenses	$15.6	$16.2	$32.8	$32.2

(1)
We believe that, in addition to other financial measures, EBITDA and Adjusted EBITDA are appropriate indicators to assist in the evaluation of our operating performance because they provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital needs. We also use EBITDA and Adjusted EBITDA for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. EBITDA and Adjusted EBITDA are also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior credit facility for the computation of our debt covenant ratios. However, EBITDA and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with accounting principl

(2)	This compensation expense is attributable to options and restricted stock units granted under Denny’s 2002 and 2004 Omnibus Incentive Plans.

DENNY’S CORPORATION
Quarterly Operating Margins
(Unaudited)

(In millions)	Quarter Ended 6/28/06		Quarter Ended 6/29/05

Total operating revenue (1)	$243.5	100.0%	$246.6	100.0%

Company restaurant operations: (2)
Company restaurant sales	221.0	100.0%	224.0	100.0%
Costs of company restaurant sales:
Product costs	55.0	24.9%	56.6	25.3%
Payroll and benefits	91.9	41.6%	92.9	41.5%
Occupancy	12.6	5.7%	13.0	5.8%
Other operating costs:
Utilities	10.7	4.8%	9.7	4.3%
Repairs and maintenance	4.8	2.2%	4.4	2.0%
Marketing	7.5	3.4%	7.5	3.4%
Legal settlements	3.2	1.4%	1.2	0.5%
Other	9.7	4.4%	8.6	3.8%
Total costs of company restaurant sales	195.3	88.4%	193.8	86.5%
Company restaurant operating margin (3)	$25.7	11.6%	$30.2	13.5%

Franchise operations: (4)
Franchise and license revenue	22.5	100.0%	22.6	100.0%
Costs of franchise and license revenue	7.2	32.2%	7.5	33.0%
Franchise operating margin (3)	$15.2	67.8%	$15.1	67.0%

Total operating margin (1)(3)	$40.9	16.8%	$45.3	18.4%

Other operating expenses: (1)(3)
General and administrative expenses	15.6	6.4%	16.2	6.6%
Depreciation and amortization	14.1	5.8%	13.8	5.6%
Restructuring, exit costs and impairment	1.2	0.5%	0.4	0.1%
Gains on disposition of assets and other, net	(7.1)	(2.9%)	(0.9)	(0.4%)
Total other operating expenses	$23.8	9.8%	$29.4	11.9%

Operating income (1)	$17.2	7.1%	$15.9	6.4%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with accounting principles generally accepted in the United States of America.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	Quarter	Quarter	Two Quarters	Two Quarters
Same-Store Sales	Ended	Ended	Ended	Ended
(increase/(decrease) vs. prior year)	6/28/06	6/29/05	6/28/06	6/29/05

Company-Owned Same-Store Sales	(0.4%)	4.1%	2.1%	5.2%
Guest Check Average	4.0%	5.1%	6.0%	4.2%
Guest Counts	(4.2%)	(1.0%)	(3.6%)	1.0%

Franchised Same-Store Sales	1.4%	6.1%	3.7%	6.6%

	Quarter	Quarter	Two Quarters	Two Quarters
Average Unit Sales	Ended	Ended	Ended	Ended
($ in thousands)	6/28/06	6/29/05	6/28/06	6/29/05

Company-Owned Units	$412.5	$411.4	$832.1	$809.4

Franchised Units	$362.0	$353.1	$727.7	$692.0

		Franchised
Restaurant Units	Company	& Licensed	Total

Ending Units 6/29/05	548	1,040	1,588

Units Opened	3	13	16
Units Acquired	1	(1)	-
Units Refranchised	-	-	-
Units Closed	(9)	(29)	(38)
Net Change	(5)	(17)	(22)

Ending Units 6/28/06	543	1,023	1,566